                                                                  EXHIBIT 10.15

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY A DOUBLE ASTERISK (**). THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

                                     MAC OS
                               LICENSE AGREEMENT

This Mac OS License Agreement ("Agreement") is effective as of March 1, 1997 (the "Effective Date"), by and between International Business Machines Corporation, a New York corporation having an office at 1580 Route 52, Hopewell Junction, New York 12533 ("IBM") and Power Computing Corporation, a corporation formed under the laws of Delaware and having its principal place of business at 2555 North Interstate 35, Round Rock Texas 78664-2015 ("Licensee").

                                    RECITALS

         IBM and Apple Computer, Inc. ("Apple") have entered into a license agreement under which Apple has granted to IBM the right to grant sublicenses to Apple's Mac(TM)OS operating system and other related materials described herein under certain terms and conditions.

         IBM and Licensee desire IBM to license to Licensee the Mac OS operating system and other related materials described herein under the terms and conditions set forth below.

                                   AGREEMENT

1.       DEFINITIONS

1.1 "Certification Requirements" means minimum levels of compatibility imposed by Apple on all licensees of Licensed Software and documented by Apple for Licensee Computers to successfully operate in the following areas: installing and running the Licensed Software and applications which run on the Licensed Software, and enabling interoperability of the Licensed Software and Licensee Computers with printers, peripherals, add-on cards, monitors, and networks which are designed to operate with computers running the Licensed Software. A document describing the current Certification Requirements and testing process is attached hereto as Exhibit A.

1.2 "Change of Control" means an event that will be deemed to have occurred if: (1) there shall be consummated (a) any consolidation or merger of a party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted into cash, securities or other property, other than a merger of such party in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger or (b) any sale, lease, exchange or other transfer





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         (in one transaction or a series of related transactions) of all or substantially all the assets of such party.

1.3 "Confidential Information" means for each party, the terms and conditions of this Agreement (concerning licenses, royalties and license fees and payments, indemnification, warranty, termination, consequential damages and limitations on liability), information resulting from any audit pursuant to Section 3.2(b), any information relating to that party's product plans, designs, names, business opportunities, personnel, research, development or know- how designated as confidential as specified in Section 5; provided, however that "Confidential Information" shall not include information that: (a) is or becomes publicly known or available by publication, commercial use or otherwise through no fault of the receiving party;
         (b) is known by the receiving party at the time of disclosure and is not subject to restriction by another agreement with the disclosing party; (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; (d) is lawfully obtained without restriction from a third party who has the right to make such disclosure; (e) is released for publication by the disclosing party in writing; (f) is inherently disclosed in the use or distribution of the Licensed Software; or (g) is disclosed pursuant to operation of law provided that the disclosing party gives the owner of such information reasonable prior notice and reasonable cooperation to enable such owner to obtain a protective order.

1.4 "Enabling Technology" means the materials described under the heading "Enabling Technology" in Exhibit B, provided to Licensee pursuant to this Agreement.

1.5 "End User Documentation" means the End User documentation related to the Licensed Software and any updates to such documentation provided to Licensee by IBM under this Agreement, including but not limited to, user manuals in electronic, modifiable form.

1.6 "End User" means an entity or person who owns or leases a Licensee Computer for its own use and not for redistribution.

1.7 "IBM Microprocessor" means a microprocessor that bears the trademark "PowerPC" and is sold as an IBM product.

1.8 "Licensed Software" means the binary executable form of the software specified in Exhibit B under the heading, "Licensed Software."

1.9 "Licensee Computers" means hardware products substantially in the form they will be used by End Users which are manufactured by or for Licensee, each of which contains one or more IBM Microprocessors and satisfies the Certification Requirements.

1.10 "Marks" means the trademark and logo listed in Exhibit C; and such other marks owned by Apple that IBM notifies Licensee in writing are subject to the terms of this Agreement.





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1.11     "Maintenance Releases" are releases of the Licensed Software designated by a change in the second digit to the right of the first decimal point (Mac OS 7.5X or Mac OS 7.5.X) that Apple makes generally available for licensing. Maintenance Releases are primarily for correcting errors or defects in prior release, making changes necessary for new models of computers, increasing performance and other incidental improvements.

1.12 "Major Releases'' are releases of the Licensed Software designated by change in the digit to the left of the first decimal point (e.g., Mac OS 8.x) Major Releases generally provide significant new functionality and/or significant architectural changes.

1.13 "Minor Releases'' are releases of the Licensed Software designated by a change in the first digit to the right of the first decimal point (Mac OS 7.X) that Apple makes generally available for licensing. Minor Releases generally provide some increased functionality and performance but are not Major Releases.

1.14 "Proprietary Components" means components in which Apple has some proprietary rights to be used for incorporation in Licensee Computers, including but not limited to the Mac OS ROMs. "Proprietary Components" does not mean any component which a provider has the right to supply without Apple's consent.

1.15 "Replacement Copy" means a copy of the Licensed Software sent to a Registered Customer of a Sublicensee which customer has purchased a Licensee Computer with the same version of the Licensed Software as the Replacement Copy, but which original copy of the Licensed Software has been lost or destroyed.

1.16 "Registered Customer" means an End User who owns or has leased a Licensee Computer with the Licensed Software and who has completed and mailed the registration card provided pursuant to Section 2.2 of this Agreement which registration card has been received by Apple, or whose ownership or lease of an License Computer with the Licensed Software has been verified by similar reliable means (e.g., sales records and electronic registration).

1.17 "Royalty Payments" means the payments Licensee is required to make to IBM pursuant to Section 3.2 of this Agreement and as described in Exhibit B of this Agreement.

1.18 "System Updates" means software which, when installed on a Licensee Computer which already has the Licensed Software installed on it, updates the Licensed Software to fix malfunctions, defects or errors, increase performance, and/or make other maintenance changes.

1.19 "Term" means the period during which this Agreement is in effect pursuant to Section 9 of this Agreement.





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2.       LICENSE AND RELATED RIGHTS AND RESTRICTIONS

2.1      License.

         (a) IBM hereby grants to Licensee a non-exclusive, non-transferable, worldwide, royalty-bearing, license:

                 (i) to reproduce and have reproduced the Licensed Software in the form provided by IBM, and to distribute, directly and through its distributors, installed on a Licensee Computer delivered to an End User, one copy, plus one copy for backup purposes, of the same Minor Release or Maintenance Release for which the computer was certified or the most recent Minor Release or Maintenance Release;

                 (ii) to grant End Users the right to use the Licensed Software and to make one copy of the Licensed Software in the form provided by IBM for back up purposes for each Licensee Computer owned or leased by such End User that contains the Licensed Software; and

                 (iii) to distribute, directly and through its distributors, Maintenance Releases, System Updates and Replacement Copies of the Licensed Software, to Registered Customers of Licensee who own or have leased a Licensee Computer that contains the Licensed Software.

                 The number of copies of the Licensed Software which Licensee is authorized to distribute pursuant to Section 2(a)(i) and the number of Maintenance Releases and System Updates which Licensee is authorized to distribute pursuant to Section 2(a)(iii) shall be limited in the aggregate over the term of this Agreement to the number of IBM Microprocessors purchased by Licensee during the term of this Agreement and in no event
                 shall be greater than   **   copies per quarter ("Authorized
                 Copies"). In the event Licensee would like IBM to increase the number of Authorized Copies, Licensee shall submit a written request for such increase to IBM pursuant to Section
                 11.6. Provided that Licensee is in compliance with this Agreement, IBM will not unreasonably deny such request.

         (b) IBM hereby grants to Licensee a non-exclusive, non-transferable, paid-up, worldwide license to:

                 (i) use, modify, reproduce and have reproduced the End User Documentation and to distribute one (1) copy of the End User Documentation together with each copy of the applicable Licensed Software;

                 (ii) grant each End User who owns or has leased Licensee Computers that contain the Licensed Software the right to reproduce the number of copies of the End User Documentation equal to the number of such computers; and





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                 (iii)    reproduce and use internally, the Enabling Technology
                          in connection with the installation of Licensed Software on Licensee Computers and the Enabling Technology and Licensed Software in connection with the design, development, manufacture, and testing of such computers.

2.2      Registration Cards; Restrictions; No Implied Rights; No Reverse
         Assembly.

         (a) Licensee will include with each copy of the Licensed Software, a registration card addressed to Apple, in the form provided by IBM for the purpose of allowing Apple to provide information to End Users regarding new releases of the Licensed Software, and other software and peripheral products. The information requested on the registration card will include, but not be limited to, the End User's name, address, and machine configuration.

         (b) Licensee will include, with each copy of the Licensed Software, an end user license agreement substantially in the form attached as Exhibit D, as may be updated for future licensing transactions from time to time by IBM.

         (c) Licensee will retain, on all copies of the Licensed Software and End User Documentation reproduced by or for Licensee or distributed by Licensee, copyright notices and other proprietary rights notices contained on copies of the Licensed Software or End User Documentation provided by IBM.

         (d) No rights are granted by this Agreement except those expressly set forth herein and nothing in this Agreement will limit either party's rights to develop or license competing products.

         (e) Licensee will not, create derivative works from, decompile, disassemble, or reverse assemble any Licensed Software (to the extent such restriction is permitted under applicable law).

2.3      Trademark License.

         (a) Grant. Subject to the provisions of this Section 2, IBM hereby grants to Licensee a non-exclusive, non-transferable, worldwide, paid-up, license to use the Marks, solely on or in connection with Licensed Software and Licensee Computers to the extent that the Licensed Software and Licensee Computers are licensed in Section 2.1.

         (b) Required Use of Mark. Licensee agrees to and will use the Marks on or in connection with the Licensed Software and Licensee Computers and such usage shall comply with the trademark specifications and guidelines attached as Exhibit C. Apple may issue updates and revisions to Exhibit C which will be uniformly applicable to all licensees of Licensed Software and Licensee will comply with such





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                 updates and revisions.  Licensee will include the following statement in conjunction with use of the Marks:

                 "Mac OS and the Mac OS logo are trademarks of Apple Computer, Inc. and are used under license. The Mac OS logo is registered in the United States and other countries."

                 or any other similar statement as Apple and/or IBM may from time to time request Licensee to use.

         (d) Limitations on Licensee. Licensee acknowledges and agrees that the Marks and the goodwill associated therewith are the sole property of Apple and that goodwill from the use of the Marks exclusively inures to the benefit of and belongs to Apple. Licensee acknowledges and agrees that this license does not extend to or include the right to use the Marks, or any other trademark, service mark or logo of Apple or any trademark, service mark or logo of IBM as or in the title or brand name of Licensee. Licensee agrees that this license does not extend to or include the right to use the Marks on promotional merchandise (such as, by way of example but not limitation, shirts, key chains, mugs, mouse pads, etc.). Licensee agrees it has no rights of any kind whatsoever with respect to the Marks except to the extent of the license or right to sublicense granted herein or in other written agreements between Apple and Licensee. Licensee agrees, to refrain from using or filing any application to register, in any class and in any country, any trademark or service mark which is the same as, similar to, or which incorporates, in whole or in part, any or all of the Marks, in the name or on behalf of Licensee or its related companies, or in the name of or on behalf of any of its officers, directors, employees, agents, servants, or other juristic entity within the control of, or which controls, any of them.

         (e)     Use and Approvals.

                 (i) Licensee acknowledges that it is of fundamental importance to IBM that copies of the Licensed Software and Licensee Computers shall be of the highest quality. Licensee agrees that Licensee Computers will, at all times during the Term, meet the Certification Requirements.

                 (ii) When requested by IBM, Licensee shall supply to IBM a copy of the packaging, documentation and advertising for any such requested model of Licensee Computer.

         (f) Infringement. In the event Licensee learns of any actual or threatened infringement or passing-off of a Mark or that any third party alleges or claims that a Mark is liable to cause deception or confusion to the public, or is liable to dilute or infringe any right, Licensee shall immediately notify IBM of the particulars. Should Apple





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                 choose to take any action with respect to the Marks, Licensee shall comply with Apple's reasonable requests for assistance in connection therewith.

2.4 Certification Requirements. Licensee agrees that each computer distributed by Licensee with the Licensed Software will satisfy the Certification Requirements. IBM will provide Licensee with written modifications to the Certification Requirements as they become available from Apple. Any such modified Certification Requirements will become effective only with respect to new computer models that are submitted for certification more than ninety (90) days after such modified Certification Requirements are received by IBM from Apple. Each time a new model computer is submitted to Apple for testing, Licensee shall pay Apple $ ** /hour for Apple's certification testing
         not to exceed $   **   .  For certification purposes, a computer is
         considered a new model if it has a different (1) logic board layout,
         (2) processor speed, or (3) processor. If Licensee believes that a change in the foregoing aspects of a model will not affect the results of Apple's certification testing, it will notify Apple of the change it intends to make, and if Apple in its reasonable judgment believes that such change will affect the certification results, Apple will notify Licensee to submit the changed model for re-certification. Licensee shall submit to Apple, or its designated agent, prior to first commercial shipment of each new model of computer to be distributed with the Licensed Software, the number of units of such model specified in the Certification Requirements. Apple or its designee will conduct the certification testing and provide written notification of results for each submission within fifteen (15) working days of submission of such computer model to Apple; provided, however, that such period will be extended by the time required for Apple to obtain Licensee's consent for consultation with personnel in Apple's computer hardware division. Apple or its designee will return the units submitted for testing promptly upon certification of the new model or upon earlier request by Licensee. Licensee shall not make general commercial shipment of the Licensed Software in association with any new model computer until such new model computer passes Apple's certification testing.

2.5      Next Major Release.

         Provided Licensee has not materially breached this Agreement and that IBM obtains sufficient rights from Apple, IBM will offer Licensee, in a timely manner, a non-exclusive, royalty-bearing license to Apple's next Major Release of the Mac OS ("8.0") on substantially similar terms to, and at licensee fees and royalty rates no less favorable than, those that IBM grants to other parties shipping similar volumes of Mac OS 8.0 licensed from IBM and purchasing similar volumes of the same PowerPC microprocessors from IBM.

3.       PAYMENTS

3.1 License Fee. In consideration of the licenses granted under Section 2, Licensee will pay a non-refundable license fee to IBM in the amount
         of $   **   within thirty (30) days of the Effective Date.  During the first year of the Term, IBM will provide a rebate of this License





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
         Fee to Licensee by issuing a credit to Licensee's account with IBM's Microelectronics Division which Licensee may use only for purchases of IBM Microprocessors during the first year of the Term as follows: (a)
         **   ; (b)   **   ; and (c)   **   .  Unless used by Licensee as
         specified above, these credits will expire one year after the Effective Date.

3.2      Royalty Payments and Statements.

         (a) Licensee will pay to IBM Royalty Payments associated with the distribution of copies of the Licensed Software by Licensee in connection with this Agreement as follows: For each copy of the Licensed Software delivered by Licensee to a third party with a Licensee Computer or used by Licensee internally, Licensee will pay to IBM a royalty in the amount and according to the terms specified in Exhibit B. Notwithstanding the foregoing, Licensee shall not be obligated to pay IBM any royalty for: (i) distribution of Maintenance Releases, System Updates, and Replacement Copies pursuant to Section 2.1(a)(iii) above, provided, however that Maintenance Releases, System Updates and Replacement Copies will be royalty-free only if they are shipped as a replacement for or an update to copy of the Licensed Software for which a royalty has been paid or is not due; (ii) use by Licensee of a reasonable number of copies of each version of the Licensed Software for demonstrating the Licensed Software (provided such use does not include distribution of the Licensed Software to End Users), and for internal use in training, briefing and porting centers; and (iii) copies used by IBM or Sublicensees pursuant to Section 2.1(b)(iii). IBM will provide Licensee with a credit against Royalty Payments for any copies of Licensed Software which are returned to Licensee for which a royalty was paid.

         (b) Licensee shall keep and maintain appropriate books and records necessary for verification that the applicable license fees and royalties have been paid. During the term of this Agreement and for three (3) years thereafter Apple and IBM shall be entitled, not more than once annually and on thirty
                 (30) days' prior written notice, to retain independent auditors at Apple's or IBM's expense, as applicable, to review Licensees' books and records for the purpose of verifying the accuracy of the statements provided and amounts paid pursuant to this Section 3. Such audit firms will be required by agreement to keep the information learned in the audit confidential. Any underpayment or overpayment by Licensee determined as a result of the audit will be reflected in the following quarter's statement and Royalty Payment. If such audit verifies an underpayment error of greater than five percent (5%) of the aggregate royalties paid for the period being reviewed, Licensee shall pay the cost of such audit. Licensee shall pay all amounts when due, and any amount not paid when due shall accrue interest at the annual rate of two percentage points higher than the prime interest rate quoted by the head office of Citibank, N.A., New York, at the close of banking on such due date or on the first business day thereafter if such





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                 date falls on a non-business day, or the highest rate allowed by law, if lower, from the date when the payment should have been paid and ending when paid.

3.3 Taxes. Licensee is responsible for payment of any taxes on payments made under this Agreement except taxes based on IBM's income for which IBM shall be responsible.

3.4 Form of Payment. The licensee fee and all royalty statements and payments will be made in U.S. dollars and sent to:

                 Manager of Marketing and Sales Operations
                 International Business Machines Corporation
                 1580 Route 52 - Zip 92E
                 Hopewell Junction, NY 12533

4.       CONFIDENTIALITY

4.1 It is understood that either party may refuse to accept information that is identified as Confidential Information. When Confidential Information is disclosed in writing, the writing will contain an appropriate legend, such as "Apple Confidential Information", "Licensee Confidential Information" or "IBM Confidential Information."

4.2 If such disclosure is orally and/or visually made, disclosure will begin with an identification as confidential information and be confirmed by the disclosing party in a written resume delivered within thirty (30) calendar days following such disclosure to the receiving party. The resume will:

         (a) specifically recite the information deemed to be Confidential Information and identify it as Confidential Information;

         (b) state that the resume confirms a prior oral and/or visual disclosure;

         (c)     set forth the date of that disclosure; and

         (d) state that the prior disclosure and the resume have been made pursuant to this Agreement.

4.3 Each party will protect the other party's and Apple's Confidential Information from unauthorized dissemination with the same degree of care that the first party uses to protect its own like information but in no event less than reasonable care. Each party agrees for a period of five (5) years from the receipt thereof not to disclose to third parties the other party's and Apple's Confidential Information without the prior written consent of the other party. Subject to patent rights, copyrights, any express use restrictions on Confidential Information in this Agreement, and provided the use of the disclosing party's documents or software containing Confidential Information does not exceed the scope of any applicable





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         licenses, there is no use restriction on the receiving party regarding any Confidential Information received pursuant to this Agreement and the receiving party will be free to use any ideas and concepts contained therein. Receipt of Confidential Information under this Agreement will not create any obligation in any way limiting or restricting the assignment and/or reassignment of employees within a party or between a party and any of its subsidiaries.

5.       DELIVERY & PROPRIETARY COMPONENTS

5.1 IBM will deliver the Licensed Software, Enabling Technology and End User Documentation in accordance with the delivery terms in Exhibit B.

5.2 Licensee will use the Proprietary Components solely for incorporation into or servicing of Licensee Computers, and not for other purposes, including resale to others. This Agreement does not grant a license, expressly or by implications, to any intellectual property rights that Apple may have in the Proprietary Components.

6.       SUPPORT

6.1 Licensee will be primarily responsible for providing support to Licensee's End Users and distributors and will be ultimately responsible for providing the following support:

         Licensee shall be responsible for handling all issues raised by Licensee's End Users involving a lack of understanding by the End User as to how to use a particular feature of the Licensed Software where such answer is either available in the End User Documentation or can be reasonably deduced therefrom. IBM will not be responsible for providing support directly to Licensee's End Users. Licensee will not direct its End Users to Apple or IBM for support in connection with Licensee Computers. IBM will provide support to Licensee to answer questions that cannot reasonably be answered by Licensee's support personnel.

         IBM will provide one (1) training session in PowerPC architecture and reference designs for up to two (2) of Licensee's support personnel. IBM will make available to Licensee a copy of an Apple course providing an introduction to RISC and PowerPC. IBM will provide one training and support session to Licensee's support personnel at one of IBM's facilities to assist Licensee in supporting End Users.

         For Licensee Computers for which Licensee requests that IBM provide support, Licensee shall provide at least one (1) Mac OS compatible system to IBM for each new model computer which requires certification under Section 2.4 to enable IBM to provide technical support specified in this Section 6.1 to Licensee. One (1) system is to be supplied to IBM's technical support center in Austin, Texas. If the licensed system is to be marketed in Europe/Middle East or Asia Pacific regions, one (1) additional system is to be provided to





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         the IBM technical support center in each region, for a total of up to three (3) systems per licensed product family. These systems will not include monitor, keyboard or mouse.

6.2 Developer Partner Program. Licensee will receive a complimentary membership in Apple's Developer Partner Program. The current program
         entitles a licensee to: -       have access to the Developer Technical
         Support Group. They provide support via e-mail for creating 3rd party software or peripherals for Mac OS-compatible computers.

         -       various mailings of technical information:
                 Apple Directions: marketing info
                 Developer CD Series: 3 CDS rotate each quarter containing: development tools, sample code, system software develop magazine (quarterly) - Apple's Technical Journal for creating software and hardware for the Mac utilizing various pieces of technology.

         - technical resources: sample code, technical notes, developer notes, and tools

         - seeding of future Mac technologies (i.e. QuickTime, VR, QuickDraw 3D, etc...)

         Apple may change the Developer Partner program and benefits from time to time.

7.       NO WARRANTY

7.1 IBM MAKES NO WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED SOFTWARE, ENABLING TECHNOLOGY, OR ANY OTHER DELIVERABLES UNDER THIS AGREEMENT, LICENSED AND/OR DELIVERED TO LICENSEE FROM IBM.

8.       TERM

         This Agreement will commence on the Effective Date and will continue until the earliest of the following occur:

         (i) the later of when Apple discontinues shipping products containing Mac OS 7.x, or twelve (12) months from Apple's general commercial release of the next Major Release;

         (ii)    April 10, 2000; or

         (iii)   termination of this Agreement pursuant to Section 9, below.





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9.       TERMINATION

9.1 Termination for Cause By Either Party. Either party will have the right to terminate this Agreement for cause immediately upon written notice at any time if:

         (a) The other party is in material breach of any term, condition or covenant of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of that breach and of the notifying party's intention to terminate.

         (b) The other party: (i) becomes insolvent; (ii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iii) makes an assignment for the benefit of creditors; (iv) undergoes a Change of Control.

9.2 Termination for Convenience by IBM. IBM may terminate this Agreement without cause upon six (6) months prior written notice to Licensee.

9.3 Termination by IBM. IBM may terminate this Agreement upon thirty (30) days' prior written notice to Licensee if the Mac OS License Agreement between IBM and Apple dated as of April 10, 1996 is terminated.

9.4 Effect of Termination. Upon any termination of this Agreement, all licenses and other rights granted under this Agreement will automatically terminate and each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the provisions of Sections 1, 2.2, 2.3(c), 3.2, 3.3, 3.4, 4, 7, 9.3, 10 and 11, and any liability arising from any breach of this Agreement will survive termination of this Agreement. Termination of this Agreement will not affect the rights of any End User to continue to use the Licensed Software or any Licensee Computer. Upon such termination, Licensee may sell such quantities of Licensee Computers together with copies of the Licensed Software pursuant to the licenses in this Agreement, to the extent necessary to fulfill binding written contractual obligations (e.g., accepted purchase orders for a specified quantity, price and delivery date, and not purchase or distribution agreements without committed quantities) in existence at the time of notice of termination, for up to three (3) months after termination. Any obligation to pay incurred prior to termination will survive termination. Neither party will be liable to the other for damages of any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement will be without prejudice to any other right or remedy of either party.

10.      CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

10.1 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL IBM BE LIABLE TO LICENSEE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO





                                     12                         IBM CONFIDENTIAL

         LICENSEE'S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT IBM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

10.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL IBM'S LIABILITY TO LICENSEE IN THE AGGREGATE, UNDER THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID BY LICENSEE TO IBM UNDER THIS AGREEMENT AS ROYALTIES FOR THE COPIES OF LICENSED SOFTWARE THAT ARE THE SUBJECT OF THE CLAIM, OR ONE HUNDRED THOUSAND DOLLARS ($100,000), WHICHEVER IS GREATER.

11.      GENERAL

11.1 Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, an act of God, act of civil or military authority, fire, epidemic, flood, earthquake, riot, war, sabotage, labor shortage or dispute, and governmental action, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen
         (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this Section 11.1 will be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less, provided the delayed party is complying with
         Section 11.1 (ii) above.

11.2 Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that Licensee may not assign or delegate its rights or obligations under this Agreement either in whole or in part, (by operation of law or merger or otherwise), without the prior written consent of IBM. Any attempted assignment in violation of the provisions of this Section
         11.2 will be void.

11.3 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. Both parties will comply with applicable export laws and regulations and will cooperate in executing necessary documentation to comply with such laws and regulations. The parties specifically exclude applicability of the Convention Relating to Uniform Law on the International Sale of Goods. With respect to any suit, action or other proceeding arising out of this Agreement, or any other transaction contemplated thereby, the parties hereto expressly waive any right they may have to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury.





                                     13                         IBM CONFIDENTIAL

11.4 Jurisdiction and Venue. Licensee agrees to submit to the jurisdiction, and waive any venue objections against, the United States District Court for the Northern District of California, or in the case of an action for which there is not federal jurisdiction, to the California state courts located in Santa Clara County, California, in any litigation arising out of the Agreement.

11.5 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect to the extent it still gives effect to the intent of the parties.

11.6 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given when: (i) delivered personally; (ii) when sent by confirmed telex or facsimile; (iii) five (5) days after having been sent by documented registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier specifying next day delivery, with written confirmation of receipt. All communications will be sent to the addresses set forth below to or such other address as my be designated by a party by giving written notice to the other party pursuant to this Section 11.6.

Licensee:

IBM:

         Mr. Stephen Kahng                 Mr. Jesse Parker
         Chairman & CEO                    Director of Marketing
         Power Computing                   IBM Marketing & Sales
         2555 North Interstate 35          IBM Microelectronics Division
         Round Rock, Texas 78664-2015      404 Wyman Street
                                           Waltham, MA 02254

         With a copy to Licensee's Legal   With a copy to IBM's Law Dept.
         Dept. at the following address:   at the following address:
         2555 North Interstate 35          1580 Route 52
         Round Rock, Texas 78664-2015      Hopewell Junction, NY 12533

11.7 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

11.8 Third Party Beneficiary. Licensee acknowledges and agrees that Apple is a third party beneficiary under this Agreement and has the right to enforce any provision hereunder.





                                     14                         IBM CONFIDENTIAL

11.9 Counterparts. This Agreement may be executed in or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

11.10 Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.11 Trademark Usage. Except as set forth in Section 2.3 or other written agreements between the parties, neither party is licensed, without the other party's prior written consent, to use any of the other party's or Apple's trademarks, service marks, trade names, logos or other commercial or product designations for any purpose, including, but not limited to, use in connection with any products, promotions, advertisements or exhibitions.

11.12 Relationship of Parties. IBM and Licensee are independent contractors. Neither party nor its employees, consultants, contractors or agents are agents, employees or joint ventures of the other party, nor do they have any authority, except as provided in this Agreement or other agreement between the parties, to bind the other party by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, implicitly, by appearance or otherwise.

11.13 Complete Agreement. This Agreement, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

11.15 Publicity. Neither party will issue any press release or make any statement of announcement to any third party regarding this Agreement unless and until expressly agreed to by both parties in writing.





                                     15                         IBM CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date last signed below.


POWER COMPUTING                        INTERNATIONAL BUSINESS
CORPORATION                            MACHINES CORPORATION

By: /s/                                By:  /s/
   ------------------------               ---------------------------------
Name:   Stephen Kahng                  Name:  John C. Gleason


Title:     Chairman & CEO              Title:    Vice President and
                                                 General Manager Worldwide
                                                 Sales and Marketing


Date: February 14, 1997                Date:    February 23, 1997
     ----------------------                    -----------------------------



                                     16                         IBM CONFIDENTIAL

                                  EXHIBIT A

                           CERTIFICATION REQUIREMENTS

The current Certification Requirements are attached hereto and are hereby incorporated herein by reference. The Certification Requirements will subsequently be updated for computers using the CHRP version of the Mac OS operating system.





                                     17                         IBM CONFIDENTIAL

                                   EXHIBIT B

                               LICENSED SOFTWARE

This exhibit sets forth the royalty rate and other terms relating to the Licensed Software:

LICENSED SOFTWARE:

The Licensed Software consists of the Licensee non-CHRP (PowerPC and Motorola 68xxx) version and Licensee CHRP version of the Mac OS 7.5.x operating system, Maintenance Releases, Minor Releases and System Updates thereto for Licensee Computers in the following languages, as they become available:

US English, UK English, Italian, German, French, Spanish, Portuguese, Swedish, Norwegian, Danish, Finnish, Dutch, Traditional Chinese, Simplified Chinese, Japanese. (This license does not include a license to the Japanese fonts from the FDPC consortium.)

Also, to the extent that other language versions become available to IBM from Apple at royalty rates no greater than those for the above non-US English language versions, IBM will make them available to Licensee hereunder.

ENABLING TECHNOLOGY:

Manufacturing Final Test Tool. This tool is used by Apple during the final test phase in the manufacture of a Macintosh computer. This test is very extensive. This tool is extensible to allow a licensee to create additional tests beyond the tests created and provided by Apple. This tool includes: complete documentation, header files, and libraries to enable a licensee to create new tests to meet its additional requirements.

Apple Personal Diagnostics. This tool provides comprehensive diagnostic test on logic board, hard disk, floppy disk drives, system software and display. It also provides information about the system configuration. The Automatic Diagnostics feature allows testing of the system automatically when the system is not otherwise in use. These tools alert users to problems and suggest corrections.

Mac OS Certification Environment. Apple is developing a new certification procedure under which licensees of the Licensed Software will be able to perform certification testing on their own with limited validation being conducted by Apple. To enable such self-certification, Apple is developing a tool, currently known as the Mac OS Certification Environment, which Apple intends to provide to licensees of the Licensed Software and which will enable licensees to determine, to a large extent, whether their computers meet the Certification Requirements. Apple intends to provide pre-release copies of this tool to licensees on an evaluation basis throughout 1996. Version 1.0 of the tool is currently expected to be released by early 1997. Apple's goal is to have self certification with validation fully in place at that time.





                                     18                         IBM CONFIDENTIAL

Pre-Release Seed copies of the Licensed Software. Enabling Technology includes prerelease copies of the Licensed Software provided to Licensee.

The current versions of the Manufacturing Final Test Tool and Apple Personal Diagnostics will be delivered to Licensee within thirty (30) days of the Effective Date. Additional Enabling Technology and updates to the current Enabling Technology will be made available to Licensee within thirty (30) days of the date it is made available to IBM.

ROYALTY RATE AND PAYMENT TERMS:

Subject to the provisions of this Agreement, royalties will be due and payable upon all distributions of the Licensed Software by Licensee, except Maintenance Releases, System Upgrades and Replacement Copies distributed pursuant to
Section 2.1(a)(iii) according to the following terms and payment schedule:

Royalty Payments will be based on quarterly unit volume. Quarterly unit volume will be calculated based on the following four calendar quarters:
January-March, April-June, July- September, and October-December.

For the period starting on the Effective Date and ending on the last day of the
second full quarter after the Effective Date the royalty rate will be $   **
for U.S. English versions of the Licensed Software and $   **   for all other
language versions of the Licensed Software regardless of Licensee's actual volume.

For all subsequent quarters (except as provided below) the royalty rates are:

Quarterly Unit Volume             US Eng.          Other
   **                             $   **           $   **

When Licensee sells a model of Licensee Computer that is a desktop system
having an average price paid by the End User below $   **   or a notebook
computer having an average price paid by the End User below $   **   , the
royalty rates are:

Quarterly Unit Volume             US Eng.          Other
   **                             $   **           $   **

Licensee must provide reliable evidence of the average street price of a model of Licensee Computer (which IBM shall have the right to audit pursuant to Section 3.2(b) above) to be entitled to the above discounted royalty rates.

Within fifteen (15) days after the close of each calendar month Licensee shall provide a statement certified correct by an officer of Licensee, indicating the number and type of copies distributed by





                                     19                         IBM CONFIDENTIAL

Licensee during the calendar month for which royalties are being paid, the amount of royalties owed for the month, and an itemization of the volume of Licensee Computers sold by Licensee in the U.S. versus the volume of Licensee Computers sold by Licensee outside of the U.S.

IBM will invoice Licensee for the Royalty Payment amount which Licensee owes for the unit volume for that month no sooner than fifteen (15) days after the
close of the calendar month.  Payment by Licensee will be due within   ** days
from the date of invoice. Late payment of invoices will be assessed a charge equal to the lesser of one and one-half percent (1.5%) per month or the statutorily allowed maximum rate of interest in accordance with the laws of the State of New York. The royalty rate for the current quarter will be based on the prior quarter unit volume. An adjustment will be made at the end of the quarter to reflect the royalty rate for the quarterly unit volume actually achieved. Each Royalty Payment shall be accompanied by a statement of the type described in the previous paragraph indicating the number and type of copies distributed by Licensee during the calendar month. In the event that Licensee fails to provide a statement to IBM within fifteen (15) days of the end of the calendar month, IBM will invoice Licensee based on the number of IBM Microprocessors shipped from the Effective Date through the end of the calendar month, less the number of units of Licensed Software on which a royalty has previously been paid.

DELIVERY OF LICENSED SOFTWARE:

IBM will deliver to Licensee the IBM U.S. English version of Mac OS 7.6 and the corresponding End User Documentation in electronic form within fifteen (15) days of the Effective Date.

Each language version of MAC OS 7.6 and any Minor Release or Maintenance Release thereafter for the Licensed Software will be delivered to Licensee within thirty (30) days of the date IBM receives each such language version.





                                     20                         IBM CONFIDENTIAL

                                   EXHIBIT C

                                     MARKS

                                    "MAC OS"

                              MAC OS STYLIZED LOGO

                           APPLE TRADEMARK GUIDELINES

The Apple Trademark Guidelines and the Usage Guidelines for the Mac OS Logo are attached hereto and are incorporated herein by reference.

Required Use of Mark

The Marks must be displayed on and in connection with the Licensed Software and Licensee Computers in at least the following instances: (i) on at least two sides of the outside of the box or other package in which a Licensee Computer is shipped and on the packaging in which the Licensed Software is shipped; (ii) on the copyright/title page of End User Documentation for Licensed Software and Licensee Computers; (iii) by prominently displaying the Marks on promotional material, including, without limitation, advertising, point of sale and data sheets for the Licensed Software and Computers; and (iv) the Mark must be retained on the screen display of the Licensed Software at boot up. Licensee may also use the Marks in other ways on or in connection with the Licensed Software and Licensee Computers in accordance with Section 2.3. All such usage will comply with the Apple trademark Guidelines and the Usage Guidelines.

Use of the Marks as authorized by this Agreement may be done by Licensee or its authorized agents.

Amendment to Trademark Guidelines

The paragraph entitled, "the Mac OS Logo trademark" in the attached Apple Trademark Guidelines and the Usage Guidelines is amended in its entirety to read as follows:

"Only Apple and authorized licensees and sublicensees can use the Mac OS Logo, and then only as specified in their license agreement."





                                     21                         IBM CONFIDENTIAL

                                   EXHIBIT D

                           END USER SOFTWARE LICENSE

APPLE COMPUTER, INC.
LICENSE FOR MAC(TM) OS

PLEASE READ THIS LICENSE CAREFULLY BEFORE USING THE SOFTWARE. BY USING THE SOFTWARE, YOU ARE AGREEING TO BE BOUND BY THE TERMS OF THIS LICENSE.

1. License. The application, demonstration, system and other software accompanying this License, whether on disk, in read only memory, or on any other media (the "Apple Software"), the related documentation and fonts are licensed to you by Apple Computer, Inc. or its local subsidiary, if any ("Apple''). You own the disk on which the Apple Software and fonts are recorded but Apple and/or Apple's Licensor(s) retain title to the Apple Software, related documentation and fonts. This License allows you to use the Apple Software and fonts on a single computer and make one copy of the Apple Software and fonts in machine-readable form for backup purposes only. You must reproduce on such copy the Apple copyright notice and any other proprietary legends that were on the original copy of the Apple Software and fonts. You may use the Apple Software in a networked environment so long as each computer in such environment is the subject of a Software license for the Apple Software; however, you may not electronically transmit the Apple Software from one computer to another over a network. You may also transfer all your license rights in the Apple Software and fonts, the backup copy of the Apple Software and fonts, the related documentation and a copy of this License to another party, provided the other party reads and agrees to accept the terms and conditions of this License.

2. Restrictions. The Apple Software contains copyrighted material, trade secrets and other proprietary material and in order to protect them, and except as permitted by applicable legislation, you may not decompile, reverse engineer, disassemble or otherwise reduce the Apple Software to a human-perceivable form. You may not modify, network, rent, lease, loan, distribute or create derivative works based upon the Apple Software in whole or in part, except for the limited networking described above in Section 1. THIS APPLE SOFTWARE MAY NOT BE IMPORTED TO, USED IN, OR RE-EXPORTED FROM FRANCE OR ANY OF ITS DEPARTMENTS OR TERRITORIES. [This last sentence is not required for the French version of Mac OS].

3. Termination. This License is effective until terminated. You may terminate this License at any time by destroying the Apple Software, related documentation and fonts and all copies thereof. This License will terminate immediately without notice from Apple if you fail to comply with any provision of this License. Upon termination you must destroy the Apple Software, related documentation and fonts and all copies thereof.





                                     22                         IBM CONFIDENTIAL

4. Export Law Assurance. You may not use or otherwise export or reexport the Apple Software except as authorized by United States law and the laws of the jurisdiction in which the Apple Software was obtained. In particular, but without limitation, the Apple Software may not be exported or reexported (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other U.S. embargoed country or (ii) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce's Table of Denial Orders. By using the Apple Software, you represent and warrant that you are not located in, under control of, or a national or resident of any such country or on any such list.

5. Government End Users. If the Apple Software is supplied to the United States Government, the Apple Software is classified as "restricted computer software" as defined in clause 52.227-19 of the FAR. The United States Government's rights to the Apple Software are as provided in clause 52.227-19 of the FAR.

6. Disclaimer of Warranty on Apple Software. You expressly acknowledge and agree that use of the Apple Software and fonts is at your sole risk. The Apple Software, related documentation and fonts are provided "AS IS" and without warranty of any kind and Apple and Apple's Licensor(s) (for the purposes of provisions 7 and 8, Apple and Apple's Licensor(s) shall be collectively referred to as "Apple") EXPRESSLY DISCLAIM ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. APPLE DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE APPLE SOFTWARE WILL MEET YOUR REQUIREMENTS, OR THAT THE OPERATION OF THE APPLE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT DEFECTS IN THE APPLE SOFTWARE AND THE FONTS WILL BE CORRECTED. FURTHERMORE, APPLE DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE APPLE SOFTWARE AND FONTS OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING, APPLE DOES NOT WARRANT OR MAKE ANY REPRESENTATION OR GUARANTEE REGARDING THE AUTHENTICITY OR SECURITY OF ANY DIGITAL SIGNATURE GENERATED USING THE APPLE SOFTWARE, OR ANY WARRANTY OR REPRESENTATION THAT THE PERSON OR ENTITY THAT IS USING SUCH A DIGITAL SIGNATURE HAS THE AUTHORITY TO DO SO. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY APPLE OR AN APPLE AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY. SHOULD THE APPLE SOFTWARE PROVE DEFECTIVE, YOU (AND NOT APPLE OR AN APPLE AUTHORIZED REPRESENTATIVE) ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU. THE TERMS OF THIS DISCLAIMER AND THE LIMITED WARRANTY IN PARAGRAPH 3 DO NOT AFFECT OR PREJUDICE THE STATUTORY RIGHTS OF A CONSUMER ACQUIRING APPLE PRODUCTS OTHERWISE THAN IN THE





                                     23                         IBM CONFIDENTIAL

COURSE OF BUSINESS, NEITHER DO THEY LIMIT OR EXCLUDE ANY LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY APPLE'S NEGLIGENCE.

7. Limitation of Liability. UNDER NO CIRCUMSTANCES INCLUDING NEGLIGENCE, SHALL APPLE BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM THE USE, INCLUDING BUT NOT LIMITED TO THE IMPROPER, WRONGFUL, OR FRAUDULENT USE OF THE DIGITAL SIGNATURES GENERATED USING THE APPLE SOFTWARE, OR INABILITY TO USE THE APPLE SOFTWARE OR RELATED DOCUMENTATION, EVEN IF APPLE OR AN APPLE AUTHORIZED REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

In no event shall Apple's total liability to you for all damages, losses, and causes of action (whether in contract, tort (including negligence) or otherwise) exceed the amount paid by you for the Apple Software and fonts.

8. Controlling Law and Severability. If there is a local subsidiary of Apple in the country in which the Apple Software License was purchased, then the local law in which the subsidiary sits shall govern this License. Otherwise, this License shall be governed by and construed in accordance with the laws of the United States and the State of California, as applied to agreements entered into and to be performed entirely within California between California residents. If for any reason a court of competent jurisdiction finds any provision of this License, or portion thereof, to be unenforceable, that provision of the License shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this License shall continue in full force and effect.

9. Complete Agreement. This License constitutes the entire agreement between the parties with respect to the use of the Apple Software, related documentation and fonts, and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this License will be binding unless in writing and signed by a duly authorized representative of Apple.





                                     24                         IBM CONFIDENTIAL